POLICY AGAINST INSIDER TRADING

This Policy Against Insider Trading (this “Policy”) of Taylor Devices, Inc. (“Taylor Devices” or the “Company”) sets forth guidelines, described below, when buying or selling Taylor Devices common stock and other securities.

Persons subject to this Policy are obligated to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities (as defined below) while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. In all cases, the responsibility for determining whether a person is in possession of material nonpublic information rests with that person, and any action on the part of the Company does not in any way constitute legal advice or insulate a person from liability under federal or state securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

1Insider Trading Prohibited

Except in a Permitted Transaction, as described in Section 5 of this Policy, no Board member, employee or agent of Taylor Devices may purchase or sell any securities of Taylor Devices while aware of material nonpublic information concerning Taylor Devices, until at least one full trading day after the information has been fully disclosed to the public.  If a Board member, employee or agent obtains any material nonpublic information while working for Taylor Devices regarding any other company, such person may not purchase or sell securities of that other company until at least one full trading day after the information has been fully disclosed to the public.

(a)Applicability

This Policy applies to you if you are a Board member, employee or agent of the Company.  This Policy also applies to members of your immediate family and any other persons who share your household, your economic dependents, and any person or entity you control. “Immediate family” means, for purposes of this Policy, your spouse, children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws and any other family members whose transactions in Company Securities are directed by you or subject to your influence and control, such as parents or children who consult with you before they trade in Company Securities. The Company will consider trades made at your direction, or at the direction of those named in the preceding sentence, as trades made by you.

This Policy applies to all trading or other transactions in (i) Company securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company (collectively referred to herein as the “Company Securities”) and (ii) the securities of other companies where the person trading used information obtained while working for Taylor Devices, as described in more detail under the heading “Other Companies” below.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. Federal and state securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

(b) Material Nonpublic Information

Information is considered “material” if (1) a reasonable investor would consider it important in deciding whether to buy, sell, or hold the security, or (2) a reasonable investor views the information as significantly altering the total mix of information in the marketplace about the issuer of the security.  Information is “nonpublic” until it has been widely disseminated to the public, meaning that it is published in such a way as to provide broad distribution of the information to the public for a sufficient period so as to be reflected in the price of the security. Examples include filing information with the Securities and Exchange Commission (“SEC”) or the issuing of a press release through the newswire services.

Any information that could be expected to affect the Company’s stock price, either positively or negatively, should be considered material. There is no bright-line standard for assessing materiality. Materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. When doubt exists as to whether information would be considered material, the information should be presumed to be material. Examples of material nonpublic information may include, but is not limited to, the following:

•information about financial performance or changes to previously announced guidance regarding financial performance;

•mergers and acquisitions;

•significant sales of assets;

•a restructuring or reorganization;

•changes in dividend policies, declaration of stock splits, stock buybacks or the offering of additional securities;

•changes in senior management or members of the Board;

•introduction of significant new products;

•pending or threatened significant litigation, or the resolution of such litigation;

•a significant cybersecurity incident, such as a material data breach; and

•gains or losses of substantial customers or suppliers.

(c) Other Companies

This Policy prohibits you from trading in the securities (including debt securities) of any other company if you are in possession of material nonpublic information that was obtained in the course of performing your duties for the Company. For example, you may be involved in a transaction where the Company is entering into a new venture or other relationship with another company that is material to the other company. You are prohibited from trading in the securities of the other company for so long as the material information remains nonpublic.

(d) Prohibited Transactions

In addition to the other restrictions set forth in this Policy, the following transactions are prohibited at all times:

•trading in call or put options involving Company Securities and other derivative securities;

•engaging in short sales of Company Securities;

•holding Company Securities in margin status in a brokerage account;

•all forms of hedging transactions, such as zero-cost collars and forward sale contracts; and

•pledging Company Securities to secure margin or other loans.

If you are unsure whether a particular transaction is prohibited under this Policy, please consult with the Company’s Chief Financial Officer prior to engaging in or entering into that transaction.

2Unauthorized Disclosure of Material Nonpublic Information Prohibited

No person subject to this Policy may disclose material nonpublic information about the Company, or any company with whom Taylor Devices transacts business to anyone outside the Company, including immediate family and friends, unless and until specifically authorized to do so by the Company.  Authorized disclosure to persons not subject to this Policy may require the party to whom you are disclosing information similarly agree not to disclose the information or trade in the securities until the information is public.

(a)Tipping

You can be held responsible, not only for your own insider trading, but also for trading by anyone to whom you disclosed material nonpublic information. Even if those to whom you made disclosure do not trade while aware of the information, you are nevertheless responsible for trades by persons who received material nonpublic information indirectly from you, if you are the source of the information. Tippers can be subject to the same penalties and sanctions as tippees, even if the tipper did not profit from the transaction.

Even casual remarks made when recommending a purchase, sale, or hold of Company Securities or another company’s securities could be misconstrued by others as being based on material nonpublic information. You must always exercise caution when making any recommendations. You should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Company’s Chief Financial Officer.

(b)Authorization to Disclose Material Nonpublic Information

The Company authorizes only certain Company employees and agents to make disclosures of material nonpublic information. Unless authorized to do so by the Company’s Chief Financial Officer, you should refrain from discussing material nonpublic information with anyone not subject to this Policy. Even in discussions with others subject to this Policy, you should restrict disseminating material nonpublic information to only employees and agents having a need to know that information.

3Blackout Periods

The persons listed on Annex A hereto (“Covered Persons”) may not purchase or sell Company Securities during the following blackout periods indicated: (a) during the period beginning on the first day of the last month of the fiscal quarter and ending at the close of trading on the first full trading day following the release of financial results for that fiscal quarter and (b) during any period when the Company has announced a blackout period with respect to a transaction or other event.  The Company may, upon the advice of legal counsel, suspend a blackout period at any time upon a determination that the reason for the blackout period no longer exists.

(a)Pre-Clearance and Pre-Notification Procedures

Company directors and all executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“Executive Officers”) are covered by the following pre-clearance procedures.

Directors and Executive Officers, together with their immediate family, may not engage in any transaction involving Company Securities (including a stock plan transaction such as an option exercise, or a gift, loan or contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer. A request for pre-clearance should be submitted to the Chief Financial Officer at least two business days in advance of the proposed transaction.

The Chief Financial Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the trade. The Company’s Chief Financial Officer may not trade in Company Securities unless the Chief Executive Officer has approved the trade(s) in accordance with the pre-clearance procedures set forth in this section.

(b)Pre-Earnings Blackouts

The Company’s announcement of its quarterly financial results has the potential to have a material effect on the price of Company Securities. Because of the particular sensitivity of trading by those who have access to the Company’s financial statements while they are being prepared, all Covered Persons are subject to blackout on trading during the period beginning on the first day of the last month of the fiscal quarter and ending after the first full business day following the release of the Company’s financial results for that fiscal quarter. Covered Persons will be notified in writing in advance of the opening of a trading window.

If you are a Covered Person subject to this section, you are still subject to Section 1 (which prohibits transactions at any time when you are aware of material nonpublic information) during periods outside the blackout period.  For example, you are not necessarily free to trade in the second month of each quarter simply because it is not during a blackout period.  You must also be certain that you are not aware of material nonpublic information during these periods or otherwise prohibited from trading under this Policy.

(c)Event-Specific Blackouts

The Company may impose a trading blackout from time to time on its directors, employees or agents when, upon the advice of legal counsel, a blackout is warranted. While blackouts generally arise because the Company is involved in a highly-sensitive transaction, they may be declared for any reason.  If a blackout is declared to which you are subject, you will be notified in writing when the blackout begins and ends. These event-specific blackout periods may vary in length and may or may not be broadly communicated to other persons. Unless otherwise specified, the Company will re-open trading on the beginning of the second trading day following public disclosure of the significant corporate development or after the termination of any pending development, as applicable. You are prohibited from disclosing to others that you are subject to an event-specific blackout period without the Company’s written consent.

(d)Company Award Blackouts

Company practice is not to award any stock options or other equity-based awards when the Company is in possession of material nonpublic information.  For the sake of safety, the Company will not award any options or other equity-based awards within the four business days that precede any planned release date for its current financial information.

(e)Exception for Approved Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with the Rule, a Rule 10b5-1 Plan must be approved by the Company’s Chief Financial Officer and meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan must be entered into before you are aware of material nonpublic information and may not be adopted during a blackout period. Once the plan is adopted, you must not exercise any influence over the amount of Company Securities to be traded pursuant to the Rule 10b5-1 Plan, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify (including by algorithm or formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. The Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for directors or Executive Officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the Rule 10b5-1 Plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan), and for persons other than directors or Executive Officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that Rule 10b5-1 Plan.

The Company requires that any Rule 10b5-1 Plan must be submitted for approval to the Company’s Chief Financial Officer five days prior to entry into the Rule 10b5-1 Plan. SEC rules and regulations require the Company to disclose any Rule 10b5-1 Plan entered into by an Executive Officer or director in its 10-Q and 10-K reports.

(f)Questions Regarding Trading Blackouts

Please direct questions regarding trading blackouts to the Chief Financial Officer.

4Requirement that Board Members and Executive Officers Provide Notice of Transactions.

All Executive Officers and directors (referred to as “Section 16 Insiders”) are subject to the SEC’s insider trading rules under Section 16 of the Exchange Act.  If Section 16 Insiders acquire or dispose of Company Securities, they must report the transaction to the SEC on Form 4 within two business days of the date of the transaction.  The report must include the date, quantity, price, and the nature of the transaction.

(a)Notification

Because the securities laws require Section 16 Insiders to report most transactions to the SEC on Form 4 within two business days following the date of the transaction, this Policy requires them to promptly report the details to the designated Chief Financial Officer or the Chief Financial Officer’s designee before the close of business on the day of the execution of the transaction.

(b)Gifts and Ownership by Family Members

If a member of the immediate family of a Section 16 Insider who shares the same household as the Section 16 Insider acquires or disposes of Company Securities, federal securities laws require the Section 16 Insider to report the transaction within the two business day deadline.  If a Section 16 Insider controls Company Securities through whole or partial ownership or control of a corporation, partnership, limited liability company or other entity, then transactions in those shares, in most cases, must be reported to the SEC within two business days.  Section 16 Insiders must also report any gifts of Company Securities that they make, although not necessarily with the SEC’s two business day deadline.

5Permitted Transactions

The following “Permitted Transactions” are allowed at any time, regardless of whether there is a blackout period, or whether you have material nonpublic information. All other transactions are allowed at any time, except during any time when you have material nonpublic information, or (if you are a Covered Person) during any Company blackout period.

Permitted Transactions include:

•The purchase of Company Securities under any automatic Company dividend reinvestment plan, if applicable (but note that this Policy applies to the voluntary purchases of Company Securities resulting from additional contributions you choose to make to any dividend reinvestment plan, and to your election to participate in or increase your level of participation in the plan);

•acceptance of a stock option issued or offered under one of Taylor Devices employee stock option plans or the cancellation or forfeiture of options pursuant to the plans;

•vesting of stock options;

•exercise of stock options by payment of cash only (but note that this Policy applies to the payment of the exercise price in shares of stock and the sale of the stock acquired in the option exercise);

•any other transaction designated by the Board of Directors or any committee thereof as a Permitted Transaction under this Policy.

6 Consequences of Violations

Strict compliance with these procedures by each person subject to this Policy at every level is expected. Non-compliance will be a basis for termination of employment for cause. Insider trading violations are pursued vigorously by the SEC and other law enforcement authorities. Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in the unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions.

7 Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If a person is in possession of material nonpublic information when the person’s service terminates, that person may not engage in transactions in Company Securities until that information has become public or is no longer material.

8 Administration of Policy

(a)Administration by the Chief Financial Officer

Day-to-day administration of this Policy is carried out by the Chief Financial Officer, and any questions concerning the interpretation of the Policy should be directed to the Chief Financial Officer. All determinations and interpretations of this Policy by the Chief Financial Officer shall be final and not subject to further review.

(b)Confidentiality of Policy Decisions

Employees should keep certain information concerning the operation of this Policy in strict confidence, because knowledge of certain decisions made in applying this Policy may constitute material nonpublic information. For example, if you become subject to a special blackout, as described in Section 3, you are obligated to keep that fact confidential.

(c)Acknowledgement and Certification

Each person subject to this Policy is required to sign the acknowledgement and certification form attached hereto as Annex B.

(d)Amendment of the Policy

The Company reserves the right to amend and interpret this Policy from time to time.

Remember, the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment and consult with your legal and financial advisors, as needed.

ANNEX A

Covered Persons

Each member of the Taylor Devices, Inc. Board of Directors.

Each executive officer of Taylor Devices, Inc. subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

All other Taylor Devices, Inc. officers (e.g. Treasurer, Corporate Secretary).